Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Nasdaq Stock Market, Inc. for the public offering of its common stock and to the incorporation by reference therein of our report dated February 18, 2004, with respect to the consolidated financial statements and schedules of The Nasdaq Stock Market, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    Ernst & Young LLP

New York, New York

December 13, 2004